Exhibit 99.5

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the inclusion in the Registration Statement of DigitalGlobe, Inc. (“DigitalGlobe”) on Form S-4 and in the joint proxy statement/prospectus of DigitalGlobe and GeoEye, Inc. (“GeoEye”) which is part of Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission by DigitalGlobe on October 9, 2012, of our opinion dated July 21, 2012, appearing as Annex H to such joint proxy statement/prospectus and to the references to such opinion and to the references to our name contained therein under the headings “Summary — Opinions of Financial Advisors — DigitalGlobe Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — DigitalGlobe Board of Directors’ Recommendation and Its Reasons for the Merger” and “The Merger — Opinions of DigitalGlobe’s Financial Advisors — Opinion of Morgan Stanley.”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Thomas F. Whayne
Name:	Thomas F. Whayne
Title:	Managing Director

Date:	October 9, 2012